Exhibit 10.8

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Confidential

NICAMs Purchase and Sale Agreement

by and between

Ciclofilin Pharmaceuticals Corp.

and

Aurinia Pharmaceuticals Inc.

February 14, 2014

NICAMs Purchase and Sale Agreement

Summary of Contents

Table of Contents

Article 1 Interpretation		1
1.1	Definitions	1
1.2	Construction	9

Article 2 Assignment of Rights and Asset Purchase		10
2.1	Assignment of Subject Assets	10
2.2	Excluded Assets	10
2.3	Physical Asset Transfer	11
2.4	Timeline to Transfer the Subject Assets	11
2.5	Government Approvals	11
2.6	Covenant Not to Sue	11

Article 3 Liabilities		12
3.1	Assumed Liabilities	12
3.2	Excluded Liabilities	12

Article 4 Consideration		12
4.1	Near-Term Milestone Payments	12
4.2	Later-Term Milestone Payments	13
4.3	Provisions Applicable to all Milestone Events	13
4.4	Royalty on Net Sales	13
4.5	Royalty on License Revenue	13
4.6	Liquidity Event	14
4.7	No Duplication	14
4.8	Timing of the Grant of a License or a Liquidity Event	14

Article 5 Reporting and Payment Terms		15
5.1	Royalty Term and Adjustments	15
5.2	Reports of Royalties on Net Sales; Payments	15
5.3	Reports of License Revenue or Liquidity Event Proceeds; Payments	16
5.4	Reports of Milestone Events; Payments	16
5.5	Audits	16
5.6	Tax Matters	17
5.7	Currency Exchange	17
5.8	Blocked Payments	18
5.9	Late Payments	18
5.10	Security for Payments	18
5.11	Ciclofilin Pharmaceuticals Inc.	18

Article 6 Allocation of Risk		18
6.1	Representations and Warranties of Each Party	18
6.2	Additional Representations and Warranties by Aurinia	19
6.3	Sole Remedy	19
6.4	Additional Representations and Warranties by CPC	20
6.5	CPC Acknowledgements	20
6.6	Anti-Sandbagging	21
6.7	NO OTHER WARRANTY	21

- ii -

6.8	LIMITATION ON AURINIA’S LIABILITY	21

Article 7 Confidentiality		22
7.1	Non-Disclosure and Use Restrictions	22
7.2	Public Filings	22
7.3	Public Statements	22
7.4	Consequence of Transfer of the Subject Assets	23

Article 8 Indemnification, Release and Insurance		23
8.1	General Indemnification By Aurinia	23
8.2	General Indemnification By CPC	23
8.3	Procedure for Indemnification	24
8.4	Release	25
8.5	Insurance	25

Article 9 Miscellaneous		25
9.1	Amendment	25
9.2	Assignment	25
9.3	Counterparts	26
9.4	Descriptive Headings	26
9.5	Entire Agreement of the Parties	26
9.6	Expenses	26
9.7	Further Actions	26
9.8	Governing Law; Dispute Resolution	26
9.9	Independent Contractors	27
9.10	No Trademark Rights	27
9.11	Notices	27
9.12	Representation by Legal Counsel	28
9.13	Severability	28
9.14	Waiver	28

NICAMs Purchase and Sale Agreement

This NICAMs Purchase and Sale Agreement (the “Agreement”) dated February 14, 2014 (the “Effective Date”) by and between Aurinia Pharmaceuticals Inc., a Canadian corporation with an office at #1203 - 4464 Markham Street, Victoria, BC V8Z 7X8 Canada (“Aurinia”) and Ciclofilin Pharmaceuticals Corp., an Alberta corporation with an address at 34 Westbrook Drive, Edmonton, Alberta T6J 2C9 Canada (“CPC”), and Ciclofilin Pharmaceuticals Inc., a California corporation with an address at 3525 Del Mar Heights Road, Suite 427, San Diego, CA, USA 92130 (“CPI”). Aurinia, CPI and CPC may each be referred to herein individually as a “Party” and collectively as the “Parties”.

A.            WHEREAS Aurinia, a publicly listed pharmaceutical development company, has a discovery stage library of molecules of NICAMS as defined herein to bind various cyclophilin targets for an undefined indication(s);

B.             WHEREAS CPC desires to conduct the necessary discovery and development for the purposes of clinical and corporate development of one or more NICAMs in various indications;

C.             WHEREAS, CPI is the sole legal and beneficial shareholder of CPC and owns all of the outstanding shares of CPC;

D.             WHEREAS Aurinia desires to sell to CPC and CPC desires to buy from Aurinia (in each case, subject to any applicable third party consents), Aurinia’s entire interest(s) in the NICAMs, and CPI desires to guarantee certain obligations of CPC to Aurinia;

NOW THEREFORE, in consideration of the foregoing premises and the promises, mutual covenants and obligations set forth below, and other good and valuable consideration, the Parties agree as follows:

Article 1 Interpretation

1.1	Definitions

1.1.1	“$” shall mean, except as expressly set out otherwise in this Agreement,

Canadian dollars.

1.1.2	“Affiliate” shall mean, with respect to any person or entity, any other person or entity which controls, is controlled by or is under common control with such person or entity. A person or entity shall be regarded as in control of another entity if it owns or controls at least fifty percent (50%) of the equity securities of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority), provided, however, that the term “Affiliate” shall not include subsidiaries or other entities in which a Party or its Affiliates owns a majority of the ordinary voting power necessary to elect a majority of the board of directors or other governing board, but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

1.1.3	“Applicable Law” shall mean all laws, statutes, ordinances, codes, rules, and regulations that have been enacted by a Regulatory Authority and which are in force as of the Effective Date or come into force during the term of this Agreement, in each case to the extent that the same are applicable to the performance by the Parties of their respective obligations under this Agreement, including, with respect to the United States, the Prescription Drug Marketing Act, the Federal Food, Drug and Cosmetics Act of 1938, as amended, the Health Insurance Portability and Accountability Act, the Federal Anti-Kickback Statute, and any applicable FDA regulations relating to sampling practices, and with respect to Canada, the Food and Drugs Act, Food and Drug Regulations, and the Canadian Environmental Protection Act.

1.1.4	“Assignment” shall have the meaning set out in Section 2.1.

1.1.5	“Assumed Contracts” shall mean the agreements related to the NICAM

Program set out in Exhibit 1.1.5.

1.1.6	“Assumed Liabilities” shall have the meaning set out in Section 3.1.

1.1.7	“Aurinia Indemnified Parties” shall have the meaning set out in Section 8.2.

1.1.8	“Bill of Sale” shall have the meaning set out in Section 2.1.3.

1.1.9	“Change of Control” shall be deemed to have occurred if any of the following occurs after the Effective Date:

(a)	any “person” or “group” (as such terms are defined below) (a) is or becomes the “beneficial owner” (as defined below, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all shares of capital stock or other equity interests if such person or group has the right to acquire such shares or interests, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in a transaction or series of related transactions, of shares of capital stock or other interests (including partnership interests) of CPC or any of its Controlling Affiliates then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Voting Stock”) of CPC, or its Controlling Affiliate, as applicable, representing more than fifty percent (50%) of the total voting power of all outstanding classes of Voting Stock or (b) has the power, directly or indirectly, for reasons other than solely for investment purposes, to elect a majority of the members of CPC’s board of directors or similar governing body (“Board of Directors”); or

(b)	CPC or its Controlling Affiliate, as applicable, enters into a merger, reverse-merger, amalgamation, arrangement, consolidation or other form of business combination, share exchange, reorganization, recapitalization, transfer or other similar transaction with another person (whether or not CPC (or its Controlling Affiliate, as applicable) is the surviving entity) and as a result of such transaction (a) the members of the Board of Directors of CPC (or its Controlling Affiliate, as applicable) immediately prior to such transaction constitute less than a majority of the members of the Board of Directors of CPC (or its Controlling Affiliate, as applicable) or such surviving entity immediately following such transaction or (b) the persons that beneficially owned, directly or indirectly, the shares of Voting Stock of CPC (or its Controlling Affiliate, as applicable) immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of Voting Stock of CPC representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving entity immediately following such transaction.

For the purpose of this definition of Change of Control: (a) “person” and “group” have the meanings given such terms under Section 13(d) and 14(d) of the United States Securities Exchange Act of 1934 and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the said Act; (b) a “beneficial owner” shall be determined in accordance with Rule 13d-3 under the aforesaid Act; and (c) the terms “beneficially owned” and “beneficially own” shall have meanings correlative to that of “beneficial owner”; and (c) “Controlling Affiliate” means, with respect to CPC, an Affiliate of CPC that controls (within the meaning given under the definition of “Affiliate”) CPC, and is deemed to include CPI. A Change of Control of CPI shall be a Change of Control for the purposes of this Agreement.

1.1.10	“Confidential Information” shall mean, with respect to a Party, all non-public proprietary data or information that is disclosed by such Party to the other Party in connection with this Agreement or information designated as “Confidential Information” of such Party hereunder.

1.1.11	“Control” or “Controlled” shall mean with respect to any (a) item of information or know-how, or (b) intellectual property right, the possession (whether by ownership or license, other than pursuant to this Agreement) by a Party of the lawful right to grant to the other Party access and/or assign as provided herein such item or right without violating the terms of any agreement with or lawful right of any Third Party existing as of the date such Party is obligated under this Agreement to grant such access and/or license.

1.1.12	“Cover” shall mean that, with respect to any NICAM, the composition, manufacture, use, sale, offer for sale, importation, or other exploitation of such NICAM is claimed to infringe at least one claim of the applicable patent application or issued patent absent a license or other authorization from the owner of such rights.

1.1.13	“Disclosing Party” shall have the meaning set out in Section 7.1

1.1.14	“EMA” shall mean the European Medicines Agency or its successor from time to time.

1.1.15	“Encumbrance” shall mean claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, covenants not to sue, mortgages, hypothecations, assessments, prior assignments, reversionary rights, reversionary titles, reversionary interests, title retention agreements, conditional sales agreements, indentures, deeds of trust, leases, levies or security agreements of any kind whatsoever, or any other agreements to give any of the foregoing in the future, imposed upon the subject property or item.

1.1.16	“Equity Financing” shall mean at least $1,000,000 in capital secured for, and accepted and received by, CPC, including without limitation through any purchase, transfer or other disposition of any debt, equity or other securities of CPC in which CPC receives and retains all of the proceeds of the transaction primarily for the purposes of the development and commercialization of the NICAMs and related corporate purposes.

1.1.17	“Excluded Assets” shall mean all assets and properties (other than the Subject Assets) of Aurinia and its Affiliates, including:

(a)	any assets owned by Paladin;

(b)	the assets and properties related to the development and exploitation of voclosporin.

1.1.18	“Excluded Liabilities” shall have the meaning set out in Section 3.2.

1.1.19	“FDA” shall mean the United States Food and Drug Administration or its successor from time to time.

1.1.20	“First Commercial Sale” means, with respect to the Product in a country, the first commercial sale to a Third Party of the Product in such country. Sales for clinical study purposes or compassionate, named patient or similar use shall not constitute a First Commercial Sale.

1.1.21	“General Notice” shall have the meaning set out in Section 2.1.3.

1.1.22	“Health Canada” shall mean Health Canada or its successor from time to time.

1.1.23	“Indemnified Parties” means in respect of a Party, such Party and its Affiliates and their respective directors, officers, employees and agents (and each of them is an “Indemnified Party”).

1.1.24	“Indemnifying Party” shall have the meaning set out in Section 8.3.1.

1.1.25	“Indication” means any human disease or condition which can be treated, prevented, or cured or the progression of which can be delayed. Without limiting the generality of the foregoing, a use of the Product in a new Indication requires an approval by a Regulatory Authority, whether through a label expansion or separate Regulatory Approval. The Parties agree that label changes or Regulatory Approvals to market a new dosage or strength of a drug, or change the way it manufactures a drug, shall not be a separate Indication.

1.1.26	“Knowledge” of a Party means the actual knowledge of:

(a)	in respect of Aurinia, Richard Glickman, Stephen Zaruby, Michael Martin, and Neil Solomons; and

(b)	in respect of CPC, Robert Foster and the executive officers of CPC.

1.1.27	“Liability” shall mean, collectively, any liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, responsibility, or product liability, whether fixed or unfixed, known or unknown, choate or inchoate, liquidated or unliquidated, secured or unsecured, direct or indirect, matured or unmatured, or absolute, contingent or otherwise.

1.1.28	“License Revenue” shall mean, except as otherwise specified in this Agreement, all revenues, receipts, monies, and the fair market value of any shares or other securities and all other consideration directly or indirectly collected or received whether by way of cash, credit or other value received by CPC in respect of a License of intellectual property rights relating to the NICAMS, excluding royalties calculated on the Net Sales of Products sold by a licensee. For greater clarity, it is confirmed that License Revenue will include all:

(a)	option fees (including any payments for any covenant of CPC referred to in Section 4.8.1), license fees, milestone payments, and royalties; and

(b)	research or development fees in excess of the direct reimbursement for the actual costs of such research and development incurred by CPC; and

(c)	loans to CPC by a Licensee to the extent that the interest charged for same is less than fair market value (in which case such difference shall be License Revenue) or to the extent that the principal of same is forgiven (in which case such forgiven amount shall be License Revenue); and

(d)	investments in CPC by a Licensee to the extent that such investments are made at greater than fair market value (in which case such premium shall be License Revenue).

1.1.29	“Licensee” shall mean a Third Party to whom CPC has granted a right to sell, market, distribute and/or promote a Product in the Territory and “License” shall mean an agreement or arrangement between CPC and a Licensee granting such rights. As used in this Agreement, “Licensee” includes a licensee of a Licensee, but shall not include a wholesaler or reseller of a Product who does not market or promote such Product, or a Third Party manufactures Product solely for CPC or its Licensee.

1.1.30	“Liquidity Event” shall mean: (i) a Change of Control of CPC, CPI or any Controlling Affiliate of CPC or CPI; or (ii) CPC sells, leases, exclusively licenses, transfers or otherwise conveys or disposes of to any Third Party, in one or more related transactions, all or substantially all of the Subject Assets or the NICAM Program; provided that a financing for the purposes of raising capital for CPC in which CPC receives and retains all of the proceeds of the transaction primarily for the purposes of the development and commercialization of the NICAMs and related corporate purposes shall be deemed not to be a “Liquidity Event”.

1.1.31	“Losses” means any and all actions, causes of action, in law or in equity, suits, debts, liens, Liabilities, claims, demands, losses, costs (including costs of investigation, defense and enforcement of this Agreement), damages, fines, penalties, government orders, taxes, expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses), of any nature whatsoever, whether known or unknown, fixed or contingent, involving a claim or action of a Third Party or Regulatory Authority.

1.1.32	“Major Market Country” means a country in the European Union, the United States, Japan, Australia, Canada or China.

1.1.33	“Net Sales” shall mean the gross amount invoiced by CPC or its Affiliates and its Licensees to non-Licensee Third Parties for Product sales, less: (i) reasonable and customary cash discounts consistent with CPC’s past practices, (ii) customary rebates and chargebacks actually allowed, and (iii) sales credits, refunds, returns and allowances accrued by CPC, acting reasonably. Such amounts shall be determined from books and records maintained by CPC in accordance with applicable accounting standards, consistently applied. To the extent that any accrual contemplated by the foregoing clause (iii) is subsequently adjusted in accordance with applicable accounting standards, CPC shall notify Aurinia thereof in writing and the royalty owing hereunder in respect of the Net Sales corresponding to such accrued amounts shall be adjusted accordingly and the next payment hereunder shall be increased or decreased accordingly.

Sales of Product by and between a Party and its Affiliates and Licensees are deemed not to be sales to Third Parties and shall be excluded from Net Sales calculations for all purposes. Sales of Product for use in conducting clinical trials of Product in a country in order to obtain the first regulatory approval of Product in such country shall be excluded from Net Sales calculations for all purposes.

In the event the Product is sold as part of a Combination Product (as defined below) in a country, the Net Sales of the Product, for the purposes of determining payments based on Net Sales, shall be determined by a formula to be agreed in good faith between the Parties, provided, however, such formula shall consider the relative value and contribution of the Product to the overall value of the Combination Product. “Combination Product” shall mean any pharmaceutical product that consists of a Product and other active compounds and/or active ingredients or any combination of the Product sold together with another pharmaceutical product for a single invoiced price. For the avoidance of doubt, any composition of matter or article of manufacture sold with a Product (other than another active ingredient), including any medical device including a drug delivery device, shall not be subject to the “Combination Product” provision provided for herein, but rather all amounts derived directly or indirectly from sale, lease or transfer of such composition of matter or article of manufacture shall be included in the definition of Net Sales as if they were Net Sales of such Product.

1.1.34	“CPC Indemnified Parties” shall have the meaning set out in Section 8.1.

1.1.35	“NICAM Program” shall mean the manufacturing, using, developing, promoting, advertising, marketing, distributing, selling, offering to sell, importing and/or exporting of the Product in the Territory.

1.1.36	“NICAMs” shall mean any and all Non-Immunosuppressive Cyclophilin Antagonist Molecules derived from Cyclosporin A.

1.1.37	“Paladin” means Paladin Labs Inc.

1.1.38	“Patent Rights” means all patents, patent applications, divisional applications, and continuation applications covering NICAMs and listed in Exhibit 1.1.38, along with any office actions.

1.1.39	“Permitted Encumbrances” shall mean (i) Encumbrances for taxes, assessments and other governmental charges not yet due and payable or, if due, either (a) not delinquent or (b) being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other similar Encumbrances, including all statutory Encumbrances, arising or incurred in the ordinary course of business and not yet delinquent or, (iii) Encumbrances that do not materially affect the ownership, value or use of the underlying Subject Asset for the purpose it is being utilized by Aurinia or its Affiliates on the Effective Date.

1.1.40	“Product Related Assets” shall mean to the extent owned or Controlled by Aurinia without any obligation to make any payment to any Third Party on the Effective Date:

(a)	all NICAMs know how listed in Exhibit 1.1.40(a);

(b)	all data sets and documentation resulting from all discovery and non-clinical testing of NICAMs generated either in-house or by Third Parties; and

(c)	all Patent Rights.

1.1.41	“Product” shall mean a pharmaceutical product incorporating NICAMs.

1.1.42	“Receiving Party” shall have the meaning set out in Section 7.1

1.1.43	“Regulatory Approval” shall mean all governmental and regulatory approvals required to commercialize a Product for a particular Indication in a country, including any permit, authorization, license or approval (or waiver) from any Regulatory Authority required for the commercialization of Product (excluding pricing and/or reimbursement approvals if not legally required for the commercialization of Product.

1.1.44	“Regulatory Assets” shall mean all regulatory correspondence of Aurinia respecting NICAMs, if any, existing as of the Effective Date for the Product to the extent reasonably necessary or useful for CPC’s use of the Subject Assets as contemplated hereby.

1.1.45	“Regulatory Authority” shall mean any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the clinical testing, marketing and/or sale of a pharmaceutical product in a country, including the FDA in the United States, Health Canada in Canada and EMA in the EU.

1.1.46	“Regulatory Notices” shall have the meaning set out in Section 2.1.2.

1.1.47	“Subject Assets” shall mean the Assumed Contracts, Product Related Assets and the Regulatory Assets.

1.1.48	“Taxes” shall mean all federal, state, local, foreign and other income, net income, gross income, gross receipts, sales, use, ad valorem, transfer, capital stock, franchise, profits, license, service, add on or alternative minimum tax, occupancy, withholding, payroll, fringe benefits, employment, employees’ income withholding, foreign or domestic withholding, unemployment, disability, excise, severance, stamp, value added, occupation, premium, property (including, real property and personal property taxes and any assessments, special or otherwise), environmental, windfall profits, customs, duties or other taxes, and any fees, assessments, levies, tariffs or charges of any kind that are in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts with respect thereto (and “Tax” means any one of the foregoing Taxes).

1.1.49	“Territory” shall mean all countries of the world.

1.1.50	“Third Party Notices” shall have the meaning set out in Section 2.1.3.

1.1.51	“Third Party” shall mean any person or entity other than Aurinia, CPC or any of their respective Affiliates.

1.2	Construction

1.2.1	The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.2.2	The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, and Schedules are to Articles, Sections, Exhibits, and Schedules of this Agreement unless otherwise specified.

1.2.3	All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

1.2.4	Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

1.2.5	Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

1.2.6	The use of the word “or” shall not be exclusive.

1.2.7	A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.

1.2.8	Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parol evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence.

Article 2 Assignment of Rights and Asset Purchase

2.1	Assignment of Subject Assets

2.1.1	Subject to the terms and conditions set forth in this Agreement and in partial consideration for the payments to be made by CPC to Aurinia pursuant to Article 4 hereof, Aurinia hereby assigns to CPC and CPC hereby purchases and assumes from Aurinia all of Aurinia’ right, title and interest in and to the Subject Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

2.1.2	Aurinia agrees to promptly upon request deliver to the FDA and all other Regulatory Authorities having jurisdiction written notice (collectively, the “Regulatory Notices”) confirming the transfer of the Regulatory Assets to CPC in such form as may be prepared and requested by and at the expense of CPC, and to promptly provide CPC with true copies of the Regulatory Notices and their delivery particulars, and all original acknowledgements of receipt and any other communication received by Aurinia from such regulatory authorities in response to any of the Regulatory Notices.

2.1.3	Aurinia agrees to promptly upon request execute and deliver to CPC a bill of sale confirming the transfer to CPC of title to the Subject Assets (the “Bill of Sale”) and a written notice on Aurinia letterhead (the “General Notice”) addressed “To Whom it May Concern” in a form prepared by and at the expense of CPC. Promptly after the Effective Date, Aurinia shall deliver to all Third Parties who have possession of any Subject Assets, original written notices (the “Third Party Notices”) confirming that ownership of those Subject Assets has been transferred to CPC, and Aurinia shall promptly deliver to CPC true copies of such Notices and of any responses thereto received by Aurinia.

2.2	Excluded Assets

The Parties acknowledge and agree that Aurinia is not selling, conveying, transferring, assigning, or delivering, or assigning any rights whatsoever to the Excluded Assets to CPC, and CPC is not purchasing, taking delivery of or acquiring any rights whatsoever to the Excluded Assets from Aurinia. Nothing in this Section 2.2 shall be construed as limiting the covenant not to sue set out in Section 2.6.1.

2.3	Physical Asset Transfer

Unless otherwise noted herein, CPC will be solely responsible for making all necessary arrangements for the physical transfer of the Product Related Assets and the documentation relating to the Regulatory Assets from Aurinia or Third Party storage facilities to CPC or to a Third Party designated by CPC. Delivery of the Product Related Assets and the documentation relating to the Regulatory Assets shall be in accordance with INCOTERMS 2010, EXW Aurinia’s premises, which premises shall be deemed to include Third Party storage facilities such that CPC will assume title and risk of loss and responsibility for transport from the Aurinia or Third Party facility. Aurinia agrees to facilitate transfer of Subject Assets directly to CPC or to a Third Party selected by CPC. CPC will endeavour to minimize impact on Aurinia resources.

2.4	Timeline to Transfer the Subject Assets

Within 30 days from the Effective Date, CPC may draft and Aurinia will make available to CPC executed copies of all Third Party Notices and Regulatory Notices. Thereafter, on one week’s request from Aurinia, CPC shall remove all of the Subject Assets from Aurinia’s premises. At any time following the Effective Date, CPC may propose to Aurinia a sublease of Aurinia premises.

2.5	Government Approvals

CPC and Aurinia will cooperate and use respectively all reasonable efforts to make all registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications authorizations, permits and waivers, if any, and to do all other things necessary or desirable for the consummation of the transactions as contemplated hereby.

2.6	Covenant Not to Sue

2.6.1	Aurinia, its successors and assigns shall not assert nor cause to be asserted against: CPC, its Affiliates, Licensees or any of their respective Affiliates; any patient, doctor, other health professional, medical facility; collaborator, contractor or Third Party which has entered into an agreement with CPC relating to the Product; any Regulatory Authority; any Third Party which exploits or supplies any product or service for use with the Product, including the delivery or administration of any Product; any distributor and any Third Party that has obtained Product directly or indirectly from any of the foregoing; any patents Controlled by Aurinia as of the Effective Date that are infringed by the synthesis of intermediates of NICAMs, for the synthesis of intermediates of NICAMs in the Territory.

2.6.2	CPC, its successors and assigns shall not assert nor cause to be asserted against: Aurinia, its Affiliates, Licensees or any of their respective Affiliates; any patient, doctor, other health professional, medical facility; collaborator, contractor or Third Party which has entered into an agreement with Aurinia relating to any voclosporin product; any Regulatory Authority; any Third Party which exploits or supplies any product or service for use with any voclosporin product, including the delivery or administration of any voclosporin product; any distributor and any Third Party that has obtained voclosporin product directly or indirectly from any of the foregoing; any Patent Rights that are infringed by the exploitation of voclosporin products in the Territory.

Article 3 Liabilities

3.1	Assumed Liabilities

Upon the terms and subject to the conditions set forth in this Agreement, and except as set out in Section 3.2, CPC shall assume and agree to pay, perform or otherwise discharge, in accordance with their respective terms and subject to the respective conditions thereof, all Liabilities associated with the NICAM Program, including the following Liabilities (collectively, the “Assumed Liabilities”):

3.1.1	all Liability, whether arising before or after the Effective Date, in respect of the Subject Assets and the NICAM Program; and

3.1.2	all Liability arising out of the conduct of the NICAM Program by CPC on or after the Effective Date.

3.2	Excluded Liabilities

Upon the terms and subject to the conditions set forth in this Agreement, Aurinia shall remain liable for, pay, perform or otherwise discharge, in accordance with their respective terms and subject to the respective conditions thereof, the Liabilities set out in Exhibit 3.2 (collectively, the “Excluded Liabilities”). The Parties hereby acknowledge and agree that CPC shall not be responsible for, assume, or be obligated to pay, perform or otherwise discharge any Excluded Liabilities.

Article 4 Consideration

4.1	Near-Term Milestone Payments

4.1.1	CPC will pay the milestone payments set forth in the table below within thirty (30) days of the first achievement of each of the following events:

Event	Milestone Payment
Upon dosing of first patient in a clinical trial, regardless of Indication		$450,000
Upon dosing of first patient in a Phase III clinical trial, regardless of Indication	$		*
Total Milestones	$		*

4.2	Later-Term Milestone Payments

4.2.1	CPC will pay the milestone payments set forth in the table below within thirty (30) days of the first achievement of each of the following events:

Event	Milestone Payment
First Regulatory Approval in a Major Market Country	$		*
First Regulatory Approval in a Major Market Country in a second Indication	$		*
Total Later-term milestones		$2,000,000

4.3	Provisions Applicable to all Milestone Events

4.3.1	Except as otherwise set out: (i) all milestones will be paid in cash only; and (ii) all payments will be made within 30 days of the occurrence of the event.

4.3.2	All milestone payments set forth in this Article are non-refundable and non-creditable.

4.3.3	Each milestone payment shall occur only once.

4.3.4	Occurrence of the milestones and payments made on account of the occurrence of the milestones contemplated in this Article shall not be publicly announced by a Party without the express written consent of the other Party, unless a Party reasonably determines that announcement or disclosure of such payment is required by Applicable Law.

4.4	Royalty on Net Sales

Subject to Section 5.1, CPC shall pay to Aurinia a royalty of 2.5% of Net Sales by CPC or its Licensee(s). The amount payable under the foregoing royalty obligation is uncapped.

4.5	Royalty on License Revenue

CPC shall pay to Aurinia a royalty on License Revenue received by CPC in the amounts set out below. If the License is granted:

4.5.1	prior to 12 months after the first Equity Financing, 30% of License Revenue to a maximum of $5,000,000;

4.5.2	later than 12 months and before 24 months following the first Equity Financing, 15% of License Revenue to a maximum of $5,000,000;

4.5.3	thereafter, 5% of License Revenue to a maximum of $5,000,000.

4.6	Liquidity Event

CPC shall pay to Aurinia a milestone payment in the amounts set out below upon the occurrence of a Liquidity Event. If the Liquidity Event occurs:

4.6.1	prior to 12 months following the first Equity Financing, CPC will pay Aurinia 30% of proceeds to a maximum of $5,000,000;

4.6.2	later than 12 months and before 24 months following the first Equity Financing, CPC will pay Aurinia 15% of proceeds to a maximum of $5,000,000;

4.6.3	thereafter, 5% of proceeds to a maximum of $5,000,000.

The occurrence of a Liquidity Event and the related payments will not affect the obligation to pay milestone payments. CPC may not receive all consideration for the Liquidity Event in cash at the time of closing of a Liquidity Event. CPC shall pay the foregoing shares of proceeds to Aurinia in the form and at the time they are received by CPC. Liquidity Event proceeds shall include any payments for any covenant of CPC referred to in Section 4.8.2.

4.7	No Duplication

In no event shall any payment made to CPC be counted for the purposes of this Agreement as both License Revenue and Liquidity Event proceeds. Any payments made on account of License Revenue or Liquidity Event proceeds shall be credited against the caps on License Revenue and Liquidity Event proceeds so that CPC’s maximum obligation in respect of both License Revenue and Liquidity Event proceeds is a total of $5,000,000.

4.8	Timing of the Grant of a License or a Liquidity Event

For the purposes of calculating the applicable rates in Sections 4.5 and 4.6 of this Agreement, a License is granted on the date of the exercise of earliest grant of rights related to that License; and a Liquidity Event occurs on the date of the earliest obligation of CPC in respect of such Liquidity Event. For example:

4.8.1	the date of the grant of a License is the earliest of:

(a)	the date the License becomes effective;

(b)	the date of the execution of the License;

(c)	the date of the grant of any option to obtain a License; and

(d)	the earliest date on which CPC agrees with a potential Licensee to restrict CPC’s ability to: disclose information to; negotiate with; or grant rights to; any person other than such potential Licensee with respect to a NICAM or any or all of the NICAM Program, provided that the potential Licensee later becomes a Licensee; and

4.8.2	the date of a Liquidity Event is the earliest of:

(a)	the date the Liquidity Event becomes effective;

(b)	the date of the execution of an agreement for a Liquidity Event transaction;

(c)	the date of the grant of any option for a Liquidity Event transaction; and

(d)	the earliest date on which CPC or its Controlling Affiliate, as applicable, agrees with a potential party to a Liquidity Event transaction to restrict CPC’s or its Controlling Affiliate’s, as applicable, ability to: disclose information to; negotiate with; or grant rights to; any person other than such potential party with respect to: a License, a Liquidity Event transaction or any transaction respecting the Voting Stock of CPC or its Controlling Affiliate, as applicable, or any merger, reverse-merger, amalgamation, arrangement, consolidation or other form of business combination, share exchange, reorganization, recapitalization, transfer or other similar transaction of CPC or its Controlling Affiliate, as applicable, with another person, provided that the potential party later becomes a party to a Liquidity Event transaction.

Article 5 Reporting and Payment Terms

5.1	Royalty Term and Adjustments

The obligation of CPC to make royalty payments at the rate recited in Section 4.4 shall commence upon the First Commercial Sale of a Product in the Territory by CPC, its Affiliates or Licensees, and shall continue on a country-by-country and Product-by-Product for the longer of the date of either (i) the last expiration of any patent Covering such Product, including any formulation or reformulation patent, Controlled by CPC, its Affiliates or Licensees in each such country; or (ii) fifteen (15) years from First Commercial Sale in each such country.

5.2	Reports of Royalties on Net Sales; Payments

Within forty-five (45) days after the end of each calendar quarter for which royalties are payable by CPC to Aurinia with respect to Net Sales in the Territory pursuant to Section 4.4, CPC shall

5.2.1	submit to Aurinia a report, on a country-by-country basis, providing in reasonable detail an accounting of all Net Sales made during such calendar quarter and the calculation of the applicable royalties under Section 4.4; and

5.2.2	pay to Aurinia all royalties payable by it under Section 4.4 as indicated in the report.

5.3	Reports of License Revenue or Liquidity Event Proceeds; Payments

Within forty-five (45) days after the end of each calendar quarter for which royalties or other payments are payable by CPC to Aurinia pursuant to Section 4.5 or 4.6, CPC shall:

5.3.1	submit to Aurinia a report providing in reasonable detail an accounting of all License Revenue or proceeds received during such calendar quarter and the calculation of the applicable royalties or payments under Section 4.5 or 4.6; and

5.3.2	pay to Aurinia all applicable royalties or payments under Section 4.5 or 4.6 as indicated in the report.

5.4	Reports of Milestone Events; Payments

Within thirty (30) days of the first achievement of each of the events referred to in Section 4.1 or 4.2, CPC shall report the occurrence of such event in reasonable detail and pay to Aurinia the applicable payment pursuant to Section 4.1 or 4.2.

5.5	Audits

5.5.1	CPC shall keep complete and accurate records of the items underlying royalties and License Revenue relating to the reports and payments required by this Article 5. Aurinia shall have the right annually at its own expense to have an independent, certified public accountant, selected by Aurinia and reasonably acceptable to CPC, review any such records of CPC in the location(s) where such records are maintained by CPC upon reasonable notice and during regular business hours and under obligations of confidence, for the sole purpose of verifying the basis and accuracy of payments made under this Article 5 in the previous three (3) years.

5.5.2	Aurinia shall bear the cost of any audit under this Section 5.5, except in the event that the results of the audit reveal an underpayment of the amounts described in this Article 5 by five percent (5%) or more over the period being audited, in which case CPC shall pay the reasonable costs of such examination. In the event that such examination concludes that additional amounts are owed to Aurinia, CPC shall pay any such additional amounts within thirty (30) days of the date that CPC receives the written report so concluding. In the event that such examination concludes that there has been an overpayment with respect to amounts paid to Aurinia, the excess (after deducting the cost of the examination) shall be refunded by Aurinia to CPC within thirty (30) days of the date that Aurinia receives the written report so concluding.

5.6	Tax Matters

5.6.1	The Parties shall provide reasonable cooperation and information to each other in connection with (i) the preparation or filing of any Tax Return, Tax election, Tax consent or certification, or any claim for a Tax refund, (ii) any determination of liability for Taxes and (iii) any audit, examination or other proceeding in respect of Taxes related to the NICAM Program.

5.6.2	CPC shall make all payments to Aurinia under this Agreement without deduction or withholding except to the extent that any such deduction or withholding is required by Applicable Law to be made on account of Taxes.

5.6.3	Any Tax required to be withheld under Applicable Law on amounts payable under this Agreement shall promptly be paid by CPC on behalf of Aurinia to the appropriate Regulatory Authority, and CPC shall furnish Aurinia with proof of payment of such Tax. Any such Tax required to be withheld shall be an expense of and borne by Aurinia. CPC shall give notice of its intention to begin withholding any such Tax in advance and cooperate to use reasonable and legal efforts to reduce such Tax on payments made to Aurinia hereunder.

5.6.4	CPC and Aurinia shall cooperate with respect to all documentation required by any taxing authority or reasonably requested by CPC or Aurinia to secure a reduction in the rate of applicable withholding Taxes.

5.6.5	Notwithstanding the rest of this Section 5.6, CPC shall be responsible for:

(a)	all sales, use, transfer, value added and other similar Taxes, if any, arising out of the transfer by Aurinia of the Subject Assets to CPC pursuant to this Agreement; and

(b)	any Liability arising on or after the Effective Date for Taxes imposed with respect to the NICAM Program or the Subject Assets that are attributable to the ownership, sale, operation or use of the NICAM Program or the Subject Assets on or after following the Effective Date.

5.7	Currency Exchange

Unless otherwise agreed, all payments to be made by CPC to Aurinia shall be made in U.S. Dollars, to an Aurinia bank account able to receive U.S. Dollars. Notwithstanding the foregoing sentence, payments to be made by CPC to Aurinia under Sections 4.1 and 4.2 shall be made in Canadian dollars. If a payment is made by a Third Party to CPC in Canadian dollars and such payment gives rise to a royalty payment under this Agreement, then the royalty payment shall be made in Canadian dollars. In the case of License Revenue and Net Sales originating outside of Canada or the United States, royalty payments by CPC to Aurinia shall be converted to U.S. Dollars in accordance with the following: the rate of currency conversion shall be calculated using a simple average of mid-month and month-end spot rates as published by The Wall Street Journal, New York City Edition for such accounting period.

5.8	Blocked Payments

In the event that, by reason of applicable laws or regulations in any country, it becomes impossible or illegal for CPC or its Affiliate or a Licensee to transfer, or have transferred on its behalf, royalties or other payments to Aurinia, CPC shall promptly notify Aurinia of the conditions preventing such transfer and such distribution fees or other payments shall be deposited in local currency in the relevant country to the credit of Aurinia in a recognized banking institution designated by Aurinia or, if none is designated by Aurinia within a period of 30 days, in a recognized banking institution selected by Aurinia or its Affiliate or such Licensee, as the case may be, and identified in a notice given to Aurinia.

5.9	Late Payments

CPC shall pay interest to Aurinia on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of one percent (1%) per month or the highest rate permitted by Applicable Law, calculated on the number of days such payments are paid after the date such payments are due and compounded monthly.

5.10	Security for Payments

CPC shall cooperate with Aurinia to secure Aurinia’s right to the payments referred to in Sections 4.1, 4.2, 4.5 and 4.6, including the granting of a security interest in the Subject Assets and any improvements thereto (including any data or intellectual property which may be exploited and thereby infringe any of the Patent Rights) and any payments to be made respecting same, including License Revenue and the proceeds of any Liquidity Event and assigning to Aurinia the right to receive the payments calculated on License Revenue or the proceeds of any Liquidity Event directly from the party making such payment. The amount of such security is not to exceed the cumulative total of expected payments to Aurinia of $7.9 million.

5.11	Ciclofilin Pharmaceuticals Inc.

With respect to CPC obligations to make the payments referred to in Article 4 and Article 5, any reference to “CPC” shall be deemed to include a reference to CPI. CPI shall cause CPC to perform its obligations in Article 4 and Article 5 and shall execute the guarantee attached as Exhibit 5.11.

Article 6 Allocation of Risk

6.1	Representations and Warranties of Each Party

Each of CPC and Aurinia hereby represents, warrants, and covenants to the other Party hereto as follows:

6.1.1	it is a corporation or entity duly organized and validly existing under the laws of the state, province or other jurisdiction of its incorporation or formation;

6.1.2	the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action and does not require any shareholder action or approval;

6.1.3	it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

6.1.4	the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof and thereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property, (ii) the provisions of its charter or operative documents or bylaws, or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

6.1.5	it shall at all times comply with all applicable laws and regulations relating to its activities under this Agreement;

6.1.6	there is no action, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to such Party’s Knowledge, threatened against such Party with respect to this Agreement; and

6.2	Additional Representations and Warranties by Aurinia

In addition to the representations and warranties made by Aurinia in Section 6.1 above, Aurinia hereby represents, warrants, to CPC that, to Aurinia’ Knowledge and as of the Effective Date:

6.2.1	Aurinia has disclosed to CPC in good faith, all material information and documentation available to Aurinia concerning its condition, financial and otherwise, its management, its business, and its prospects relevant to the subject matter of this Agreement, including the prospects for the NICAMs;

6.2.2	except for the Subject Assets, there are no rights or assets owned or Controlled by Aurinia without any obligation to make any payment to any Third Party, including any agreements, bulk or finished drug product or regulatory documents or regulatory filings or regulatory approvals, owned or Controlled by Aurinia without any obligation to make any payment to any Third Party that would be breached, appropriated or infringed by the making, using or selling of Product in the Territory.

6.3	Sole Remedy

CPC’s sole remedy and Aurinia’s sole liability for any breach of the warranties made in Section 6.2 shall be that:

6.3.1	in respect of the warranty made in Section 6.4.1, Aurinia shall promptly make commercially reasonable efforts to secure the release or discharge of such Encumbrance at Aurinia’s expense, provided that the warranty in Section 6.4.2 has not been breached; and

6.3.2	in respect of the warranty made in Section 6.2.2, Aurinia shall convey Aurinia’s interest in such right or asset to CPC.

6.4	Additional Representations and Warranties by CPC

In addition to the representations and warranties made by CPC in Section 6.1 above, CPC hereby represents, warrants, to Aurinia that as of the Effective Date:

6.4.1	to CPC’s Knowledge, Aurinia owns the Subject Assets free and clear of all Encumbrances, other than Permitted Encumbrances;

6.4.2	to CPC’s Knowledge, the only Liabilities respecting the Subject Assets and the NICAM Program as of the Effective Date are the Assumed Liabilities and the Excluded Liabilities;

6.4.3	Robert Foster is the sole legal and beneficial shareholder of CPI and owns all of the outstanding shares of CPI and CPI is the sole legal and beneficial shareholder of CPC and owns all of the outstanding shares of CPC; and

6.4.4	CPC has disclosed to Aurinia in good faith, all material information and documentation available to CPC concerning its condition, financial and otherwise, its management, its business, and its prospects relevant to the subject matter of this Agreement, including the prospects for the NICAMs.

6.5	CPC Acknowledgements

CPC expressly acknowledges that:

6.5.1	Third Parties may possess patent rights that may be infringed by the development and commercialization of Product by CPC and that Aurinia makes no representation or warranty that the assignments and licenses granted hereunder will be sufficient for the development and commercialization of Product by CPC.

6.5.2	Aurinia has made no representations to CPC regarding feasibility of development and/or commercialization of Product.

6.5.3	Aurinia has made no representations to CPC that Third Parties previously contracted for service with Aurinia will agree to contract for service with CPC.

6.5.4	CPC and Robert Foster has greater knowledge of the NICAMs Program than Aurinia without the knowledge of Robert Foster, and that the allocation of risk and limits of liability set out in this Agreement reflects the potential compensation to be paid by CPC to Aurinia under this Agreement and that Aurinia would not enter into this Agreement without the allocations of risk and limitations on its liability set out in this Agreement.

6.6	Anti-Sandbagging

In no event shall Aurinia be liable for any Losses resulting from a breach of a representations, warranty or covenant if CPC (or any director, officer or employee of CPC, including for this purpose Robert Foster had knowledge at any time on or prior to the Effective Date of the facts, events or conditions constituting or resulting in such breach of representation, warranty or covenant.

6.7	NO OTHER WARRANTY

EXCEPT AS EXPRESSLY SET FORTH IN THIS Article 6, THE SUBJECT ASSETS ARE BEING ACQUIRED ON AN “AS IS, WHERE IS” BASIS AND AURINIA MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO CPC, INCLUDING, WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY WITH RESPECT TO THE PRODUCT OR THE SUBJECT ASSETS. IN ADDITION TO BUT NOT IN LIMITATION OF THE FOREGOING, AURINIA SPECIFICALLY DISCLAIMS (I) ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE PRODUCT, (II) ANY EXPRESS OR IMPLIED WARRANTY REGARDING THE TITLE, VALIDITY OR ENFORCEABILITY OF ANY INTELLECTUAL PROPERTY RIGHT, AND (III) ANY EXPRESS OR IMPLIED WARRANTY THAT THE DEVELOPMENT, MANUFACTURE, USE, DISTRIBUTION, MARKETING, PROMOTION OR SALE OF THE PRODUCT BY OR ON BEHALF OF CPC WILL NOT INFRINGE ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY.

6.8	LIMITATION ON AURINIA’S LIABILITY

AURINIA’S TOTAL LIABILITY, WHETHER UNDER THE EXPRESS OR IMPLIED TERMS OF THIS AGREEMENT, IN TORT (INCLUDING NEGLIGENCE) OR AT COMMON LAW, FOR ANY LOSS OR DAMAGE OF ANY KIND WHATSOEVER SUFFERED BY CPC OR ANY CPC INDEMNIFIED PARTY, INCLUDING WITHOUT LIMITATION ANY DAMAGE THAT MAY ARISE OR DOES ARISE FROM ANY BREACH OF THIS AGREEMENT OR ANY MISREPRESENTATION OR WARRANTY PROVIDED UNDER THIS AGREEMENT BY AURINIA IS LIMITED TO ONE HUNDRED PERCENT (100%) OF THE PAYMENTS PREVIOUSLY RECEIVED BY AURINIA UNDER THIS AGREEMENT. IN ADDITION, IN NO EVENT WILL AURINIA BE LIABLE TO CPC OR ANY CPC INDEMNIFIED PARTY FOR ANY INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING BUSINESS INTERRUPTION, LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL, LOSS OF BUSINESS OR ENHANCED DAMAGES.

Article 7 Confidentiality

7.1	Non-Disclosure and Use Restrictions

Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for five (5) years thereafter, each Party (the “Receiving Party”), receiving any Confidential Information of the other Party (the “Disclosing Party”) hereunder shall keep such Confidential Information confidential and shall not publish or otherwise disclose or use such Confidential Information for any purpose other than as provided for in this Agreement except for Confidential Information that the Receiving Party can establish:

7.1.1	was already known by the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party and such Receiving Party has documentary evidence to that effect;

7.1.2	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

7.1.3	became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of a Party in breach of this confidentiality obligation;

7.1.4	was disclosed to that Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

7.1.5	was independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party and the Receiving Party has documentary evidence to that effect.

7.2	Public Filings

Either Party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable laws. Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 7.2, the Parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure. If a Party discloses this Agreement or any of the terms hereof in accordance with this Section 7.2, such Party agrees, at its own expense, to seek confidential treatment of portions of this Agreement or such terms, as may be reasonably requested by the other Party.

7.3	Public Statements

So long as this Agreement is in effect, neither of the Parties hereto shall issue or cause the dissemination of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without consulting with and obtaining the consent of the other Party which consent shall not be unreasonably withheld; provided, however, that such consent shall not be required where such release or announcement is required by Applicable Law or legal process.

7.4	Consequence of Transfer of the Subject Assets

After completion of the transfer of the Subject Assets referred to in Section 2.4, the Subject Assets are deemed to be the Confidential Information of CPC.

Article 8 Indemnification, Release and Insurance

8.1	General Indemnification By Aurinia

Except as set out in this Agreement, Aurinia shall indemnify and hold harmless CPC and its Indemnified Parties (together, the “CPC Indemnified Parties”)from, against and in respect of any and all Losses incurred or suffered by the CPC Indemnified Parties or any of them as a result of, arising out of or directly or indirectly relating to:

8.1.1	any breach or violation of any covenant or agreement of Aurinia in or pursuant to this Agreement; or

8.1.2	the Excluded Liabilities;

except, in each case, to the extent such Loss is one for which CPC is indemnifying the Aurinia Indemnified Parties pursuant to Section 8.2.

8.2	General Indemnification By CPC

CPC shall indemnify and hold harmless Aurinia and its Indemnified Parties (together, the “Aurinia Indemnified Parties”), from, against and in respect of any and all Losses incurred or suffered by the Aurinia Indemnified Parties or any of them as a result of, arising out of or directly or indirectly relating to:

8.2.1	any breach of, or inaccuracy in, any representation or warranty made by CPC in this Agreement, or any breach or violation of any covenant or agreement of CPC in or pursuant to this Agreement;

8.2.2	the gross negligence, intentional misconduct or violation of Applicable Law by or of the CPC Indemnified Parties or any of them;

8.2.3	the Assumed Liabilities, including products liability claims or actions incurred or suffered by the Aurinia Indemnified Parties or any of them directly or indirectly relating to the development, manufacture or commercialization of the Product in the Territory, whether before or after the Effective Date;

8.2.4	any violation of Applicable Law by the CPC Indemnified Parties in the performance of CPC’s obligations under this Agreement, including, with regard to CPC’s obligations pertaining to adverse event reporting and recalls of the Product; or

8.2.5	any actual or alleged infringement of any trademarks, patent rights or other intellectual property rights, or misappropriation of confidential information or trade secrets, of any Third Party existing or having a priority date prior to the Effective Date in connection with the development, manufacture or commercialization of the Product in the Territory;

except, in each case, to the extent such Loss is one for which Aurinia is indemnifying the CPC Indemnified Parties pursuant to Section 8.1.

8.3	Procedure for Indemnification

8.3.1	Each Indemnified Party shall give prompt written notification to the person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a Third Party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third Party claim as provided in this Section 8.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice).

8.3.2	Within 30 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense.

8.3.3	The Party not controlling such defense may participate therein.

8.3.4	The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider in good faith recommendations made by the other Party with respect thereto.

8.3.5	The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party.

8.4	Release

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, CPC, on behalf of itself and on behalf of each of the CPC Indemnified Parties, does hereby release and forever discharge Aurinia and the Aurinia Indemnified Parties from any and all Losses which the CPC Indemnified Parties now or may hereafter have against the Aurinia Indemnified Parties, or any of them, by reason of any matter, cause or thing whatsoever that is based upon, arises out of, or relates to the use by Aurinia and the Aurinia Indemnified Parties of the Subject Assets except any Losses under or in respect of this Agreement.

8.5	Insurance

From the Effective Date and until at least five years after the Effective Date:

8.5.1	CPC shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent corporations similarly situated at all times during which the Product is being clinically tested with human subjects or commercially distributed or sold.

8.5.2	CPC shall provide Aurinia with written evidence of such insurance upon request. CPC shall provide Aurinia with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance.

The Parties acknowledge and agree that such insurance shall not be construed to create a limit of CPC’s liability with respect to its indemnification obligations under this Article 8.

Article 9 Miscellaneous

9.1	Amendment

No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

9.2	Assignment

CPC may assign this Agreement and the Subject Assets only with the prior written approval of Aurinia, except that CPC may assign same without the approval of Aurinia as part of a Liquidity Event upon receipt by Aurinia of the milestone payment payable upon the occurrence of such Liquidity Event. After CPC has paid to Aurinia the milestone payment payable upon the occurrence of a Liquidity Event, CPC may assign this Agreement to an Affiliate or to a successor in interest or transferee of all or substantially all of CPC’s business with the prior written approval of Aurinia (which consent shall not be unreasonably withheld). This Agreement shall be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. CPC shall not assign any of the Patent Rights, Assumed Contracts or any material part of the Product Related Assets or the Regulatory Assets unless the assignee has first agreed with Aurinia to be bound by the terms of this Agreement as if such assignee were CPC hereunder.

9.3	Counterparts

This Agreement may be executed in any number of counterparts, each of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.

9.4	Descriptive Headings

The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

9.5	Entire Agreement of the Parties

This Agreement constitutes and contains the complete, final and exclusive understanding and agreement of the Parties as to the subject matter hereof and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, among the Parties respecting the subject matter hereof.

9.6	Expenses

Except as expressly set out in this Agreement, each Party will be responsible paying for its own expenses incurred in connection with this Agreement and its negotiation.

9.7	Further Actions

Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

9.8	Governing Law; Dispute Resolution

This Agreement shall be governed by and interpreted in accordance with the substantive laws of the Province of British Columbia, without regard to conflict of law principles thereof. The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement. In the event of the occurrence of such a dispute either Party may, by written notice to the other Party, have such dispute referred to their respective officers (designated below) or their successors or designees for attempted resolution by good faith negotiations within ten (10) calendar days after such notice is received. Said designated officers are as follows:

For Aurinia:	President & CEO

For CPC:	President & CEO

In the event the designated officers are not able to resolve such dispute through good faith negotiations within such ten (10) calendar day period, either Party may refer the matter to and finally resolved by arbitration under the Rules of the International Chamber of Commerce (ICC). The Arbitration shall be in English, using three (3) independent arbitrators. Each Party shall select one independent arbitrator within forty-five (45) days of the arbitration request, and the two (2) arbitrators selected by the Parties shall select the third independent arbitrator within ninety (90) days after the arbitration request. The place of arbitration shall be Vancouver, British Columbia, Canada. Notwithstanding the foregoing, each Party may bring an action for injunctive relief arising out of any claim or disputes arising out of or in connection with all actions and proceedings relating to infringement of patents and non-disclosure, non-use and maintenance of Confidential Information in any court of competent jurisdiction.

9.9	Independent Contractors

Both Parties are independent contractors under this Agreement. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

9.10	No Trademark Rights

No right express or implied is granted by this Agreement for CPC to use in any manner the name “Aurinia”“ or any other tradename or trademark of Aurinia in connection with the performance of this Agreement. No right express or implied is granted by this Agreement for Aurinia to use in any manner the name “CPC” or any other tradename or trademark of CPC in connection with the performance of this Agreement.

9.11	Notices

All notices and other communications hereunder (including, without limitation, any notice of breach, termination, change of address, etc.) shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by nationally recognized express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, provided, however, that notices of a change of address shall be effective only upon receipt thereof):

All correspondence to Aurinia shall be addressed as follows:

Aurinia Pharmaceuticals Inc.

#1203 - 4464 Markham Street

Victoria, BC V8Z 7X8 Canada

Attention: President

With a copy to:

Farris, Vaughan, Wills & Murphy LLP

25th Floor, 700 West Georgia St

Vancouver, B.C. V7Y 1B3

F: (604) 661-9349

Attention: James P. Hatton, Q.C.

All correspondence to CPC shall be addressed as follows:

Ciclofilin Pharmaceuticals Corp.

34 Westbrook Drive

Edmonton, Alberta T6J 2C9 Canada

Attn: President

All correspondence to CPI shall be addressed as follows:

Ciclofilin Pharmaceuticals Inc.

3525 Del Mar Heights Road Suite 427

San Diego, CA, USA 92130

Attention: President

9.12	Representation by Legal Counsel

Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

9.13	Severability

If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same shall not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement shall be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible. In any such event, this Agreement shall be construed as if such clause of portion thereof had never been contained in this Agreement, and there shall be deemed substituted therefor such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by Applicable Law.

9.14	Waiver

No provision of the Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The waiver by either of the Parties of any breach of any provision hereof by the other Party shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Agreement to be effective as of the Effective Date.

CICLOFILIN PHARMACEUTICALS CORP.		AURINIA PHARMACEUTICALS INC.

By:	/s/ Robert T. Foster	By:	/s/ Michael R. Martin
Name:	Robert T. Foster	Name:	Michael R. Martin
Title:	CEO	Title:	Chief Operating Officer

CICLOFILIN PHARMACEUTICALS INC.

By:	/s/ Robert T. Foster
Name:	Robert T. Foster
Title:	CEO

Exhibit 1.1.5: Assumed Contracts

agreements for the storage of NICAMS research materials

NRC-IRAP Isotechnika Pharma Inc. Contribution Agreement (Project 814534) of September 16, 2013

NIAID Non-Clinical Evaluation Agreement between National Institute of Allergy and Infectious Diseases, an institute of the National Institutes of Health, and Isotechnika Pharma Inc. of August 1, 2012

Exhibit 1.1.40(a): Know How

IRAP PROJECT # 725948 - Evaluation of Non-immunosuppressive Cyclosporin Analogues for Treatment of Chronic Neurological Disorders

IRAP PROJECT # 809613 - Preclinical Development of NICAM 440-02 as an Anti-viral Agent for the Treatment of Hepatitis C Virus

IRAP PROJECT # 796811 - The Identification and Evaluation of Proprietary NICAMs as Inhibitors of Viral Replication in Infectious Disease

IRAP PROJECT # 788856 - NICAM Cyclosporine Analogues for Treatment of Ischemia Reperfusion Disorders

Exhibit 1.1.38: Patents and Patents Pending

Docket Number	Country	Status	Client\Division	Application Number	Application Date	Patent Number	Grant Date	Title
*

Docket Number	Country	Status	Client\Division	Application Number	Application Date	Patent Number	Grant Date	Title
*

Exhibit 3.2: Excluded Liabilities

(i) Fees due and owing as of the Effective Date under the Assumed Contracts; and (ii) accounts for legal or patent agent fees associated with the Patent Rights portfolio for work performed on or before the Effective Date; the cumulative total of which shall not exceed $140,000

Exhibit 5.11: Guarantee

Guarantee

THIS GUARANTEE (the “Guarantee”) is made and entered into effective as of February 14, 2014 (the “Execution Date”), effective as of the Effective Date, by and between Aurinia Pharmaceuticals Inc., a Canadian corporation with an office at #1203 - 4464 Markham Street, Victoria, BC V8Z 7X8 Canada (“Aurinia”) and Ciclofilin Pharmaceuticals Inc., a California corporation with an address at 3525 Del Mar Heights Road, Suite 427, San Diego, CA, USA 92130 (“CPI”). Each of CPI and Aurinia is sometimes referred to individually herein as a “Party” and collectively as the “Parties”.

Recitals

WHEREAS, CPI, Ciclofilin Pharmaceuticals Corp., an Alberta corporation with an address at 34 Westbrook Drive, Edmonton, Alberta T6J 2C9 Canada (“CPC”) and Aurinia have entered into as of the Execution Date a separate NICAMs Purchase and Sale Agreement (the “Assignment Agreement”); and

WHEREAS, CPI is the sole legal and beneficial shareholder of CPC and owns all of the outstanding shares of CPC;

WHEREAS, under the terms of the Assignment Agreement, CPI has agreed to cause CPC to perform certain payment obligations thereunder and to execute and deliver a guarantee in favor of Aurinia;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Article 1 Definitions

The terms in this Guarantee with initial letters capitalized, whether used in the singular or plural, shall have the meanings set forth in this Article 1 or elsewhere in this Guarantee, or if not otherwise defined in this Guarantee, shall have the meanings set forth in the Assignment Agreement.

1.1          “Guaranteed Obligations”

For the purposes of this Guarantee, the term Guaranteed Obligations shall mean any and all payment obligations due by CPC to Aurinia under Article 4 and Article 5 of the Assignment Agreement as amended or replaced from time to time, whether direct or indirect, present or future, absolute or contingent, express or implied, and whether performance of such payment obligations of CPC under the Assignment Agreement may be or hereafter become barred by any statute of limitations or law of prescription or may be or hereafter become otherwise irrevocable or unenforceable.

Article 2 Guarantee

2.1          Guarantee

CPI hereby unconditionally, absolutely and irrevocably guarantees, and covenants to Aurinia the full and punctual performance, observance, satisfaction, and payment when due, of any and all of the Guaranteed Obligations. If any default shall be made in the due performance, observance, satisfaction and payment of any of the Guaranteed Obligations, CPI covenants and agrees with Aurinia to perform, observe, satisfy and pay to Aurinia forthwith any and all of the Guaranteed Obligations in respect of which such default will have occurred and all damages that may arise in consequence thereof and the reasonable costs and expenses of collection or of otherwise enforcing any of the rights of Aurinia under this Guarantee (including reasonable legal fees and disbursements).

2.2          Nature of Guarantee

CPI covenants and agrees with Aurinia that:

(a)	the obligations and liabilities of CPI hereunder shall be absolute, unconditional and irrevocable, shall not be subject to any counterclaim, set off, deduction or defense based upon any claim CPI may have against CPC, Aurinia or any other person, whether in connection with this Guarantee or any other transaction, and until there has been full and punctual performance, observance, satisfaction and payment of all of the Guaranteed Obligations, the rights of Aurinia and the obligations of CPI under this Guarantee shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected or impaired by, any occurrence, matter, circumstance or condition whatsoever (whether or not CPI has any knowledge or notice thereof or has consented thereto), and without limiting the generality of the foregoing, shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected or impaired, terminated or prejudiced by:

(i)	the dissolution, winding-up or other cessation of existence of CPC or CPI or the institution of any proceeding relating thereto, any continuance or reorganization or any change in the business, capital structure, directorate, management, members, name, objects, organization, partners, powers or shareholders of CPC or CPI, the amalgamation of CPC or CPI with another corporation, the sale or disposal of or appointment of a custodian, liquidator, receiver or trustee in respect of the assets or undertaking, in whole or in part, of CPC or CPI, any distribution of the assets, in whole or in part, of CPC or CPI upon any arrangement, bankruptcy, composition, insolvency, liquidation, readjustment, receivership, reorganization or other similar proceeding or occurrence relating to CPC or CPI, any assignment by CPC or CPI for the benefit of creditors, any other marshalling of any of the assets of CPC or CPI or any other act or event which would constitute a novation of any obligation or liability of CPC in respect of any of the Guaranteed Obligations whether by substitution of the obligations or liabilities of any other person in place of those of CPC or otherwise;

(ii)	any obligation or liability of CPC, whether in respect of any of the Guaranteed Obligations or otherwise, of CPI, whether under this Guarantee or otherwise, or of any other person who is or may become liable in respect of any of the Guaranteed Obligations, or any agreement or instrument evidencing any such obligation or liability, heretofore, now or hereafter being invalid, illegal or unenforceable;

(iii)	any issue or levy by any administrative, governmental, judicial or other authority or arbitrator of any award, execution, injunction, judgment, order, warrant of attachment, writ or similar process against CPC, whether in respect of any of the Guaranteed Obligations or otherwise, or against CPI, whether in respect of any of its obligations or liabilities under this Guarantee or otherwise, or against any other person who is or may become liable in respect of any of the Guaranteed Obligations;

(iv)	any activity, conduct, matter or thing authorized by CPI under Section 2.3 below;

(v)	any extension of time for compliance with or payment of any of the Guaranteed Obligations;

(vi)	any waiver, consent, extension, granting of time, forbearance, indulgence, renewal or other action or inaction under or in respect of the Assignment Agreement or any of the Guaranteed Obligations, or any exercise or non-exercise of any right, remedy or power in respect thereof;

(vii)	any informality or irregularity in, omission from, invalidity of, unenforceability of or other defect in the Assignment Agreement or any of the Guaranteed Obligations or any other agreement or instrument, or any misrepresentation by CPC under the Assignment Agreement or any other agreement or instrument;

(viii)	any lack or limitation of capacity, status, power or authority, or any incapacity or disability, of CPC or CPI or Aurinia or any of their respective directors, officers, employees, trustees, partners or agents acting or purporting to act on their behalf, and any defect or any failure to comply with a formal legal requirement in the execution or delivery of the Assignment Agreement or any document;

(ix)	any action or other proceeding brought by any beneficiaries or creditors of, or by, CPC or any other person for any reason whatsoever, including without limitation any action or proceeding in any way attacking or involving any issue in respect of the Assignment Agreement, any of the Guaranteed Obligations, or any other agreement or instrument; or

(x)	any occurrence or non-occurrence of any other act or event which, by operation of law or equity or otherwise, would directly or indirectly now or hereafter result in the determination, discharge, extinction, limitation, merger, novation, reduction or release, pro tanto or otherwise, of CPI or of any of its obligations or liabilities hereunder or which would otherwise prejudice or impair any right of Aurinia hereunder;

(b)	the obligations and liabilities of CPI hereunder shall constitute obligations and liabilities of payment and not of collection and shall be absolute and independent of and not in consideration of or conditional or contingent upon any other obligation or liability of CPI, any obligation or liability of CPC, whether in respect of any of the Guaranteed Obligations or otherwise, or any obligation or liability of any other person who is or may become liable in respect of any of the Guaranteed Obligations, or any prior notice or protest to, demand upon or action, suit or other proceeding against CPC or any such other person, and Aurinia may bring or prosecute a separate action, suit or other proceeding against CPI whether such action, suit or other proceeding is brought or prosecuted against CPC or any such other person or whether CPC or any such other person (including Aurinia) is joined in such action, suit or other proceeding; and

(c)	any part performance or part payment by CPC of any of the Guaranteed Obligations or other circumstance which operates to toll any statute of limitations or law of prescription as to CPC shall operate to toll such statute of limitations or law of prescription as to CPI.

2.3          Authorizations

CPI authorizes Aurinia, at the sole discretion of Aurinia, without notice to or demand upon CPI, and without in any manner, releasing, discharging, or in any way affecting any obligation or liability of CPI hereunder or prejudicing or impairing any right of Aurinia hereunder, from time to time to:

(a)	accelerate, adjust, compromise, extend, modify, renew or otherwise change the time, form or manner for performance of or any term in respect of any of the Guaranteed Obligations;

(b)	compromise, release or settle with or substitute or delay or waive the exercise of any right or remedy against CPC, CPI or any other person who is or may become liable in respect of any of the Guaranteed Obligations;

(c)	grant any other indulgence to CPC, CPI or any other person who is or may become liable in respect of any of the Guaranteed Obligations and compound with all or any of such persons as Aurinia shall see fit; and

(d)	otherwise deal with CPC, CPI or any other person who is or may become liable in respect of any of the Guaranteed Obligations, as Aurinia may deem appropriate or desirable.

2.4          Waivers

CPI unconditionally waives:

(a)	any right to receive from Aurinia any communication whatsoever with respect to any of the Guaranteed Obligations or any obligation or liability of CPI, whether under this Guarantee or otherwise, or of any other person who is or may become liable in respect of any of the Guaranteed Obligations, including, without limitation:

(i)	any notice of the creation, existence or incurring, now or hereafter, of any Guaranteed Obligations, the acceptance by Aurinia of or the intention of Aurinia to act on or in reliance on any obligation or liability of CPI, whether under this Guarantee or otherwise, or of any other person who is or may become liable in respect of any of the Guaranteed Obligations, or any default by or non-performance or non-observance of any obligation of CPC, CPI or any such other person; or

(ii)	any communication of any information known by Aurinia relating to the financial condition of CPC or to any other circumstance bearing upon the risk of non-performance of any of the Guaranteed Obligations.

(b)	any right to require Aurinia to:

(i)	proceed against CPC, CPI or any other person who is or may become liable in respect of any of the Guaranteed Obligations;

(ii)	first apply any property or assets of CPC or any other person who is or may become liable in respect of any of the Guaranteed Obligations to the discharge of the Guaranteed Obligations or marshal in favor of CPI; or

(iii)	pursue or exercise or exhaust any other right or remedy of Aurinia whatsoever before proceeding against and enforcing its rights and remedies against CPI under this Guarantee;

(c)	so long as any of the Guaranteed Obligations shall remain unperformed, unsatisfied or unpaid, including such part thereof, if any, as shall exceed the liability of CPI hereunder, any right to claim repayment against CPC or to exercise any right of subrogation to or any right to enforce any right or remedy which Aurinia now has or hereafter may have against or in respect of CPC, any other person who is or may become liable in respect of any of the Guaranteed Obligations;

(d)	any defense arising out of or in connection with:

(i)	any absence, impairment or loss of any right of contribution, reimbursement or subrogation or any other right or remedy of CPI against or in respect of CPC, any other person who is or may become liable in respect of any of the Guaranteed Obligations;

(ii)	any disability, incapacity, or defense available to CPC (other than a defense available to CPC under the terms of the Assignment Agreement) or any other person who is or may become liable in respect of any of the Guaranteed Obligations or any cessation from any cause whatsoever of any obligation or liability of CPC or any such other person in respect of any of the Guaranteed Obligations; or

(iii)	any other circumstance which might otherwise constitute a defense to any action, suit or other proceeding against CPI, whether on this Guarantee or otherwise; and

(e)	any benefit of any statute of limitations or law of prescription affecting any obligation or liability of CPI, whether under this Guarantee or otherwise, or the enforcement thereof to the fullest extent permitted by law.

2.5          Bankruptcy, etc.

In the event of any distribution of the assets, in whole or in part, of CPC, CPI or any other person who is or may become liable in respect of any of the Guaranteed Obligations, upon any arrangement, bankruptcy, composition, execution sale, insolvency, liquidation, readjustment, receivership, reorganization or other similar proceeding or occurrence relating to any such person, any proceeding for the dissolution, liquidation, winding-up or other cessation of existence of any such person, voluntary or involuntary, whether or not involving bankruptcy or insolvency proceedings, any assignment by any such person for the benefit of creditors or any other marshalling of any of the assets of any such person:

(a)	no obligation or liability of CPI hereunder shall be determined or in any manner affected and no right of Aurinia hereunder shall in any manner be prejudiced or impaired by any omission by Aurinia to prove its claim or to prove its full claim and Aurinia may prove such claim as it sees fit and may refrain from proving any claim and may value as it sees fit or refrain from valuing any security held by Aurinia; and

(b)	so long as any of the Guaranteed Obligations shall remain unperformed or unpaid, including such part thereof, if any, as shall exceed the liability of CPI hereunder, Aurinia shall have the right to include in any claim made by them the amount of all sums paid by CPI, whether under this Guarantee or otherwise, and to prove and rank for and receive dividends in respect to such claim, any and all right to prove and rank for such sums paid by CPI and to receive the full amount of all dividends in respect thereof being hereby assigned and transferred by CPC.

2.6          Continuing Guarantee

The obligations of CPI under this Guarantee constitute a continuing guarantee and shall remain in full force and effect until all the Guaranteed Obligations have been Mly performed, observed, satisfied and paid. No recovery under this Guarantee, and no action or proceeding brought or instituted under this Guarantee, and no recovery in pursuance of such action or proceeding, shall be a bar or defense to any further action or proceeding under this Guarantee or to any ftirther recovery.

2.7           Security for Payments

CPI shall cooperate with Aurinia to secure Aurinia’s right to the payments referred to in Sections 4.1, 4.2, 4.5 and 4.6 of the Assignment Agreement, including the granting of a pledge and hypothecation of CPI’s interest in CPC, the granting of a security interest in any dividends, distributions or other payments to be paid or made to CPI from CPC, the granting of a security interest in the proceeds of any Liquidity Event and assigning to Aurinia the right to receive the payments calculated on the proceeds of any Liquidity Event directly from the party making such payment. The amount of such security is not to exceed the cumulative total of expected payments to Aurinia of $7.9 million.

Article 3 General Provisions

3.1          Time of the EssenceTime is of the essence of this Guarantee.

3.2          Incorporation of TermsThe terms of Article 9, Miscellaneous, of the Assignment Agreement are hereby incorporated into this Guarantee and constitute a part hereof.

IN WITNESS WHEREOF, CPI, intending to be bound hereby, has executed this Guarantee by its duly authorized representatives as of the Execution Date.

Ciclofilin Pharmaceuticals Inc.

By:	/s/ ROBERT T. FOSTER

Name:	ROBERT T. FOSTER

Title:	CEO